Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-271763

May 9, 2023

Integral Ad Science Announces Pricing of Secondary Offering

of Common Stock by Selling Stockholders

NEW YORK, NY – May 9, 2023 – Integral Ad Science Holding Corp. (Nasdaq: IAS), a global leader in digital media quality, today announced the pricing of an underwritten offering of 10,000,000 shares of its common stock by investment funds affiliated with Vista Equity Partners (the “Selling Stockholders”) at a price to the public of $15.00 per share. The offering is expected to close on May 12, 2023, subject to the satisfaction of customary closing conditions. The underwriters will have a 30-day option to purchase up to an additional 1,500,000 shares of IAS’s common stock from the Selling Stockholders.

IAS is not offering any shares of common stock in this offering and will not receive any proceeds from the sale of shares by the Selling Stockholders but will bear the costs associated with the sale of such shares, other than any underwriting discounts and commissions.

Morgan Stanley & Co. LLC and Jefferies LLC are acting as lead joint book-running managers and representatives of the underwriters for the offering. Barclays Capital Inc., Wells Fargo Securities, LLC and Evercore Group L.L.C. are acting as joint book-running managers for the offering.

The offering of these securities is being made pursuant to a shelf registration statement on Form S-3 relating to these securities which has been filed with the SEC and became effective upon such filing. The offering will be made only by means of a prospectus supplement and an accompanying prospectus. A copy of the prospectus and prospectus supplement relating to the offering may be obtained, when available, by visiting the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement relating to the offering may be obtained if you request it by contacting: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, Telephone: 1-866-718-1649, Email: prospectus@morganstanley.com or Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, Telephone: (877) 821-7388, Email: Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Integral Ad Science

Integral Ad Science (IAS) is a global leader in digital media quality. IAS makes every impression count, ensuring that ads are viewable by real people, in safe and suitable environments, activating contextual targeting, and driving supply path optimization. Our mission is to be the global benchmark for trust and transparency in digital media quality for the world’s leading brands, publishers, and platforms. We do this through data-driven technologies with actionable real-time signals and insight. Founded in 2009, IAS works with thousands of top advertisers and premium publishers worldwide.

Note Regarding Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, including statements related to the offering and expected settlement date, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including our financial outlook and descriptions of our business plan and strategies. Forward-looking statements are based on IAS management’s beliefs, as well as assumptions made by, and information currently available to, them. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Because forward-looking statements are based on expectations as to future events and are not statements of fact, actual results may differ materially from those projected. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements related to the offering include risks and uncertainties related to the satisfaction of customary closing conditions. Additional risks and uncertainties related to the offering, IAS and our business can be found under the heading “Risk Factors” in the documents of IAS on file with the SEC, including the risk factors discussed throughout the “Risk Factors” section of our prospectus forming a part of the Form S-3ASR filed on May 9, 2023, and our Annual Report on Form 10-K filed on March 2, 2023 with the SEC, as such factors may be updated from time to time in periodic filings made by IAS with the SEC.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information:

Investor Contact:

Jonathan Schaffer / Lauren Hartman

ir@integralads.com

Media Contact:

press@integralads.com